Exhibit 99.1

NEWS RELEASE

VITAMIN SHOPPE, INC.

2101 91st Street

North Bergen, NJ 07047

(201) 624-3000

www.vitaminshoppe.com

JOHN BOWLIN APPOINTED TO THE VITAMIN SHOPPE BOARD OF DIRECTORS

North Bergen, NJ (August 5, 2014) – Vitamin Shoppe, Inc. today announced that John Bowlin has been appointed to its Board of Directors, effective October 1, 2014. Mr. Bowlin currently serves as a director of Generac Power Systems, Inc. and the Schwann Food Company, as well as the Georgetown University Board of Regents and the Special Operations Fund.

“We’re very pleased and fortunate to welcome John to the Vitamin Shoppe Board,” stated Rick Markee, Executive Chairman and Chairman of the Board of Directors. “His past experience in consumer products, manufacturing and brand development make him a great asset to our Board as we continue to innovate as a company.”

Prior to his current role, Mr. Bowlin most recently held the position of President and Chief Executive Officer of Miller Brewing Company. Throughout his extensive career, Mr. Bowlin has served in senior leadership roles at Philip Morris Companies, Inc., Kraft Foods Company, Oscar Mayer Food Corporation and General Foods, Corporation.

Additionally, Mr. Bowlin previously served as a director of Spectrum Brands (non-executive chairman), Pliant Company, Quiznos, TLC Healthcare and Chupa Chups, S.A. He also served on the board of the National Association of Manufacturers.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the Company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM , Next StepTM, Betancourt and Nutri-Force Sports® brands. The Vitamin Shoppe conducts business through more than 670 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its websites, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Investor and Analyst Contact	Media Contact
Kathleen Heaney	Meghan Kennedy
646-912-3844	201-552-6017
ir@vitaminshoppe.com	meghan.kennedy@vitaminshoppe.com

(NYSE: VSI)

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